Exhibit 23.01

SCANA CORPORATION
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-174796, 333-191691 and 333-204218 on Form S-8 and Post-Effective Amendment No. 1 to Registration Statement No. 333-37398 on Form S-8 and Registration Statement Nos. 333-184426 and 333-191756 on Form S-3 of our report dated June 25, 2015, relating to the financial statements and financial statement supplemental schedule of SCANA Corporation Stock Purchase-Savings Plan appearing in this Annual Report on Form 11-K of SCANA Corporation Stock Purchase-Savings Plan for the year ended December 31, 2014.

/s/DELOITTE & TOUCHE LLP
Charlotte, North Carolina
June 26, 2015